UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2005

ARCH CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-14601	06-1526315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Merritt 7, Norwalk, CT	06851
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (203) 229-2900

(N/A)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

 In the Company’s Form 10-Q for the quarter ending March 31, 2005, the Company disclosed that it may make a voluntary contribution of up to $30 million to its U.S. employee pension plan in 2005. In response to questions asked at institutional investor meetings held on May 19, 2005, the Company disclosed that (i) it had made in May 2005 a voluntary contribution of approximately $30 million to such qualified plan, (ii) the contribution will improve the plan’s funding ratio and is expected to satisfy the Company’s minimum funding requirements for the plan through 2006, (iii) by accelerating contributions that would have otherwise been due through 2006, the Company should avoid certain potential increased PBGC premiums as a result of the improved funding and (iv) the accretion to earnings from such voluntary contribution on after-tax earnings is less than $1 million for 2005.

This information might be considered material so the Company is disclosing this information in this Form 8-K.

The Company also discloses the following additional information regarding this matter: This voluntary contribution brings the Company's total year-to-date contributions to this qualified pension plan to $36.4 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2005

ARCH CHEMICALS, INC.

	By:	/s/ Louis S. Massimo
Name: Louis S. Massimo
Title: Executive Vice President and Chief Financial Officer

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